SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [_]
         Check the appropriate box:

      [ ] Preliminary Proxy Statement  [_] Confidential, for Use of the
      [ ] Definitive Proxy Statement       Commission Only (as permitted by
      [X] Definitive Additional Materials  Rule 14a-6(e)(2))
      [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           THE BROOKLYN UNION GAS COMPANY
                  (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                     (NAME OF PERSON(S) FILING PROXY STATEMENT,
                           IF OTHER THAN THE REGISTRANT)

      Payment of Filing Fee (Check the appropriate box):
       [X]  No fee required.
       [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies.
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        (2) Aggregate number of securities to which transaction applies:
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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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        (4) Proposed maximum aggregate value of transactions:
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        (5) Total fee paid:
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       [_]  Fee paid previously with preliminary materials.
       [ ]  Check box if any part of the fee is offset as provided by
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        (4) Date Filed:

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         BROOKLYN UNION [LOGO]              One MetroTech Center
                                            Brooklyn, New York 11202-3850

         July 18, 1997

         Dear Fellow Shareholder:

              I am pleased to tell you that on Wednesday, July 16, the Public Authority Control Board (PACB) of New York approved the transaction between LILCO and the Long Island Power Authority
         (LIPA) under which LIPA would acquire LILCO's transmission and distribution system, its regulatory assets, and its interest in the Nine Mile Point 2 nuclear power plant.

              The PACB approval is a critical milestone in the LILCO / LIPA transaction and we are optimistic that we will receive the required IRS ruling and that the transaction can be completed in the second half of 1998. Among other benefits, the LILCO / LIPA transaction would substantially reduce electric rates for customers on Long Island.

              What does this mean for you? If a transaction between LILCO and LIPA is consummated, it will enhance the benefits of the Brooklyn Union / LILCO combination. In addition to the purchase of certain LILCO assets, LIPA would assume approximately $4 billion in debt and preferred stock. In addition, Brooklyn
         Union / LILCO would receive net cash proceeds of approximately $1.7 billion that can be used to grow our new company.

              In addition, with the LIPA transaction, the exchange ratio in the Brooklyn Union / LIPA combination would be adjusted with the effect that ownership of the LILCO shareholders in the combined company will change from approximately 66% to approximately 68% and the ownership of the Brooklyn Union shareholders will change from approximately 34% to approximately 32%.

              We have previously sent you proxy materials for the Special Meeting of Brooklyn Union Gas on August 7, 1997 at which shareholders will vote on the Brooklyn Union / LILCO combination and the formation of KeySpan Energy Corporation. Your Board of Directors has unanimously recommended that you vote FOR the Brooklyn Union / LILCO transaction and FOR the formation of KeySpan Energy Corporation.

              We need your vote. Approval requires the affirmative vote of at least two-thirds of all outstanding shares of common stock. I appreciate your support.

         Sincerely,

         /s/ Robert B. Catell
         Robert B. Catell
         Chairman and Chief Executive Officer

                                      IMPORTANT
            If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the
                              solicitation of proxies:
                              GEORGESON & COMPANY INC.
                              TOLL FREE: 1-800-223-2064





         BROOKLYN UNION [LOGO]              One MetroTech Center
                                            Brooklyn, New York 11201-3851

         July 18, 1997

         Dear Fellow Shareholders,

         We recently sent you proxy materials for our proposed combination with LILCO and the formation of the KeySpan holding company.

           YOUR BOARD OF DIRECTORS AND MANAGEMENT TEAM RECOMMEND THAT ALL
                      SHAREHOLDERS VOTE FOR THESE TRANSACTIONS.

         We are confident this combination will create a larger, stronger company, better positioned for success in the competitive energy marketplace. Shareholders will benefit from increased revenues, earnings, and dividends and the enhanced ability of the company to provide its broader customer base with competitive energy products and services. In addition to voting on the LILCO transaction, we are also asking you to vote on the formation of the KeySpan holding company as an interim step for Brooklyn Union prior to the combination.

         APPROVAL OF THE COMBINATION REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES OF COMMON STOCK. THIS MAKES YOUR VOTE ESPECIALLY IMPORTANT AND THAT'S WHY I AM WRITING TO YOU.

         We need your support. It is also important to realize that not voting or abstaining will have the effect of voting against these transactions. IF YOU HAVEN'T DONE SO ALREADY, PLEASE TAKE A FEW MINUTES TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY. Remember, by doing so you will save your company the expense of further solicitation costs, while ensuring that your vote is represented at the special meeting of shareholders to be held on August 7, 1997.

         If you have any questions or need additional instructions, please do not hesitate to call our special toll-free number at 1-800-223-2064, to reach a representative of Georgeson & Company Inc. which is assisting us with this proxy solicitation.

         Sincerely,

         /s/ Robert B. Catell
         Robert B. Catell
         Chairman and Chief Executive Officer